Exhibit 4.30
STATS ChipPAC Ltd.
Performance Share Plan

i

STATS ChipPAC LTD.
PERFORMANCE SHARE PLAN
SECTION 1. ESTABLISHMENT AND PURPOSE.
     The purpose of the Plan is to offer selected individuals an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, through the grant of Performance Shares.
     Capitalized terms are defined in Section 12 hereof.
SECTION 2. ADMINISTRATION.
     (a) Committees of the Board of Directors.
     The Board of Directors shall administer the Plan unless and until the Board of Directors delegates administration to a Committee, as provided herein. The Board of Directors may delegate administration of the Plan to one or more Committees consisting of two or more members of the Board of Directors. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board of Directors, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board of Directors. The Board of Directors may abolish the Committee at any time and revest in the Board of Directors the administration of the Plan. Any reference to the Board of Directors in the Plan shall be construed as a reference to the Committee (if any) to whom the Board of Directors has assigned a particular function.
     (b) Committee Composition under Section 16
     At such time as a Grantee is subject to Section 16 of the U.S. Exchange Act, in the discretion of the Board of Directors, a Committee may consist solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Notwithstanding the foregoing, the Board of Directors or the Committee may delegate to a committee of one or more members of the Board of Directors who are not Non-Employee Directors the authority to grant Performance Shares to eligible persons who are not then subject to Section 16 of the U.S. Exchange Act.
     (c) Authority of the Board of Directors.
     Subject to the provisions of the Plan, the Board of Directors shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan, including, without limitation, to (i) select Grantees from the individuals eligible to receive Performance Shares under the Plan; (ii) grant Performance Shares in accordance with the terms of the Plan; (iii) determine the terms and conditions of each Performance Share; (iv) specify and approve the provisions of the Performance Share Agreements, including, without limitation, the vesting schedule (if any), the effect of termination of employment and the delivery of Shares, in connection with the Performance Shares; (v) determine that a Performance Share award shall vest or be granted subject to satisfaction of one or more performance goals; (vi) construe and interpret any Performance Share Agreement delivered under the Plan; (vii) prescribe, amend and rescind rules and procedures relating to the Plan; (viii) employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion received therefrom; (ix) vary the terms of Performance Shares to take account of tax, securities law and other regulatory requirements of foreign jurisdictions; (x) make all legal and factual determinations; and (xi) make all other determinations and take any other action desirable or necessary to interpret, construe or implement properly the provisions of the Plan or any Performance Share Agreement.
     Performance goals shall be determined by the Board of Directors and will be designed to support the business strategy, and align Grantee interests with customer and shareholder interests. For awards that are intended to qualify as performance-based compensation, performance goals will be based on one or more of the following business criteria: sales or licensing volume, revenues, customer satisfaction, expenses, organizational health/productivity, earnings (which includes similar measurements such as net profits, operating profits and net income, and which may be calculated before or after taxes, interest, depreciation, amortization or taxes), margins, cash flow, shareholder return, return on equity, return on assets or return on investments, working capital, product shipments or releases, brand or product recognition or acceptance and/or share price. These criteria may be measured: individually, alternatively or in any combination; with respect to the Company, a subsidiary, division, business unit, product line, product or any combination of the foregoing; on an absolute basis, or relative to a target, to a designated comparison group, to results in other periods or to other external measures; and including or excluding items that could affect the measurement, such as extraordinary or unusual and nonrecurring gains or losses, litigation or claim judgments or settlements, material changes in tax laws, acquisitions or divestitures, the cumulative effect of accounting changes, asset write-downs, restructuring charges, or the results of discontinued operations.
     All decisions, interpretations and other actions of the Board of Directors shall be final and binding on all Grantees and all persons deriving their rights from a Grantee.
     (d) Governing Law.
     The Plan shall be construed in accordance with the laws of the Republic of Singapore.
SECTION 3. ELIGIBILITY.
     Generally, Employees, Directors and Consultants shall be eligible for the grant of Performance Shares; however, such grants will typically be made only to employees who report directly to the Company’s Chief Executive Officer.
SECTION 4. SHARES SUBJECT TO PLAN.
     (a) Basic Limitation.
     Shares offered under the Plan may be unissued Shares or existing Shares (which may include, where desired, any Shares held by the Company in treasury). Subject to the Companies Act, Chapter 50 of Singapore, the Company shall have the flexibility to deliver Shares to the Grantees by way of an allotment of new Shares and/or the transfer of existing Shares, including any Shares held by the Company in treasury. Subject to adjustment as provided pursuant to Section 7 hereof, the maximum aggregate number of Shares that may be issued or transferred under this Plan shall not exceed 15 million Shares. The aggregate number of Shares that are subject to Performance Shares outstanding at any time under the Plan shall not exceed the number of Shares that then remain available for issuance or transfer. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.
     (b) Additional Shares.
     For purposes of determining the number of Shares that remain available for issuance or transfer under Section 4(a) hereof, the following Shares shall be added back to the Plan Limit and again be available for the purposes of the Plan and all other share incentive and option schemes approved by the Board of Directors and contracts of employment:
     (i) The number of Shares acquired by the Company under Section 6(b) below in satisfaction of any tax withholding requirement; and
     (ii) The number of Shares subject to a grant of Performance Shares that is cancelled or otherwise terminated.
SECTION 5. TERMS AND CONDITIONS OF PERFORMANCE SHARES.
     (a) Grant.
     Subject to the provisions of the Plan, the Board of Directors or the Committee (if one is appointed) shall have sole and complete authority to determine to whom Performance Shares shall be granted, the number of Performance Shares to be granted to each Grantee, the duration of the period during which, and the conditions under which, the Performance Shares may be forfeited to the Company, and the other terms and conditions of the Performance Shares. In the event that the Board of Directors or the Committee determines to impose performance goals (as described in Section 2(c) above), such goals will be determined and achieved during a performance period which shall conclude before any grant is made or communicated to Grantees.
     (b) Payment.
     Performance Shares may be paid in cash or shares, as determined in the sole discretion of the Board of Directors or the Committee (if one is appointed), upon satisfaction of the applicable terms and conditions as set forth in the Performance Share Agreement. In any event payment made pursuant to the Performance Shares will be made no later than the later of (i) the 15th day of the third month following participant’s taxable year in which the Performance Shares vest (March 15) or (ii) the 15th day of the third month following the Company’s taxable year in which the Performance Shares vest.

     (c) Performance Share Agreement.
     Each grant of Performance Shares under the Plan shall be evidenced by a Performance Share Agreement between the Grantee and the Company. Such grant of Performance Shares shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Board of Directors deems appropriate for inclusion in a grant of Performance Share Agreement. The provisions of the various grant of Performance Share Agreements entered into under the Plan need not be identical.
     (d) Number of Shares.
     Each Performance Share Agreement shall specify the number of Shares that are subject to the grant and shall provide for the adjustment of such number in accordance with Section 7.
     (e) Expenses and Withholding Taxes.
     As a condition to the issuance or transfer of Shares, the Grantee shall make such arrangements as the Board of Directors may require for the satisfaction of any withholding tax obligations and such other bank-related transactional costs that may arise in connection with the Performance Shares or both of the foregoing. The Board of Directors may require any Grantee to remit to the Company, prior to the issuance or transfer of Shares, an amount sufficient to satisfy any applicable tax withholding requirements or such other bank-related transactional costs associated with the Performance Shares or both of the foregoing. The Board of Directors may permit such Grantee to satisfy, in whole or in part, such obligations to remit the tax withholdings, pay the bank-related transactional costs associated with the Performance Shares or both of the foregoing by directing the Company to withhold Shares that would otherwise be received by such Grantee to satisfy the minimum statutory withholding rates for any applicable tax withholding purposes, any bank-related transactional costs associated with the Performance Shares or both of the foregoing, as applicable, in accordance with all applicable laws and pursuant to such rules as the Board of Directors may establish from time to time. The Company shall also have the right to deduct from all cash payments made to a Grantee (whether or not such payment is made in connection with the Performance Shares) any applicable taxes required to be withheld with respect to such payments, or any bank-related transactional costs associated with the Performance Shares, in accordance with all applicable laws.
     (f) Change of Control.
     In the event of a Change of Control, in addition to any action required or authorized by the terms of a Performance Share Agreement, the Board of Directors may, in its sole discretion unless otherwise provided in a Performance Share Agreement, take any or all or any combination of the following actions as a result, or in anticipation, of any such event:
     (i) accelerate the time period for purposes of realizing gain from, any outstanding Performance Shares made pursuant to this Plan;
     (ii) provide for the continuation of any outstanding Performance Share awards by the Company (if the Company is the survivor corporation);
     (iii) provide for the assumption of outstanding Performance Share awards by the surviving corporation or its parent;
     (iv) provide for the substitution by the surviving corporation or its parent of options with substantially the same terms as outstanding Performance Share awards;
     (v) cancel each outstanding Performance Share award but only after payment to the Grantee of an amount in cash or cash equivalents equal to (A) the Fair Market Value of the Shares subject to such Performance Share award at the time of the merger or consolidation; or
     (vi) make adjustments or modifications to outstanding Performance Share awards as the Board of Directors deems appropriate to maintain and protect the rights and interests of Grantees following the Change of Control.
     Any such action approved by the Board of Directors shall be conclusive and binding on the Company and all Grantees.
     (g) Nontransferability.
     No Performance Share award shall be transferable by the Grantee other than to a Grantee’s personal representative on the death of that Grantee. No Performance Share or interest therein may be transferred, assigned, pledged or hypothecated by the Grantee or by the Grantee’s guardian or legal representative or such person who has the management of the Grantee’s estate, or during the Grantee’s lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

     (h) Termination of Service.
     If a Grantee’s Service terminates for any reason (including death), then any unrealized portion of the Performance Share shall expire and the Shares subject to such Performance Shares shall be forfeited on the date of such termination of Service.
     (i) Leave of Absence.
     For purposes of Subsection (h) above, Service shall be deemed to continue while the Grantee is on a bona fide leave of absence, if such leave was approved by the Company in writing and if continued crediting of Service for this purpose is expressly required by the terms of such leave or by applicable law (as determined by the Company).
     (j) No Rights as a Shareholder.
     A Grantee, or his guardian, legal representative or such other person who has the management of the Grantee’s estate, or the personal representatives of an Grantee in the event of the death of an Grantee, shall have no rights as a shareholder (including the right to vote the Shares and/or to receive dividends) with respect to any Shares covered by the Grantee’s Performance Share award until such Shares have been issued or transferred pursuant to the terms of such Performance Share award.
     (k) Modification, Extension and Assumption of Performance Shares.
     Within the limitations of the Plan, the Board of Directors may modify, extend or assume outstanding Performance Shares or may accept the cancellation of outstanding Performance Shares (whether granted by the Company or another issuer) in return for the grant of new Performance Shares for the same or a different number of Shares, provided that such modifications are permissible under applicable securities laws and the regulations of any exchange or other securities market on which the Company’s securities may then be traded. The foregoing notwithstanding, no modification of a Performance Share shall, without the consent of the Grantee, impair the Grantee’s rights or increase the Grantee’s obligations under such Performance Share award.
     (l) Restriction on Sale of Shares.
     The Board of Directors, in its discretion, may require Grantees to hold, and may restrict the sale of, a percentage of the shares granted under the Plan such that the Grantee may not transfer, assign, pledge or hypothecate such shares for the duration of the Grantee’s employment with the Company. The percentage of shares subject to such a hold requirement may be based on a multiple of the Grantee’s annual base salary and may vary depending on the Grantee’s individual job level. The specific terms of any such hold requirement shall be set forth in the applicable Performance Share Agreement.
     (m) Vesting.
     The Performance Shares shall vest in accordance with a schedule determined by the Board of Directors and set forth in the applicable Performance Share Agreement.
SECTION 6. PAYMENT FOR SHARES
     The Performance Shares shall be granted with no exercise or purchase price. Shares will be issued or transferred to the Grantee upon satisfaction of the applicable terms and conditions as set forth in the Performance Share Agreement.
SECTION 7. ADJUSTMENT OF SHARES.
     (a) General.
     In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the Fair Market Value of the Shares, a consolidation of the outstanding Shares into a lesser number of Shares, a recapitalization, a reclassification, reorganization, merger, consolidation, combination or a similar occurrence, the Board of Directors shall make appropriate adjustments in one or more of the number of Shares available for future grants under Section 4 hereof and the number of Shares covered by each outstanding Performance Share award.
     (b) Reservation of Rights.
     Except as provided in this Section 7, a Grantee shall have no rights by reason of (i) any subdivision or consolidation of shares of any class, (ii) the payment of any dividend or (iii) any other increase or decrease in the number of shares of any class. Any issuance by the Company of shares of any class, or securities convertible into shares of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of Shares subject to a Performance Share. The grant of a Performance Share pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.
SECTION 8. SECURITIES LAW REQUIREMENTS.
     Shares shall not be issued or transferred under the Plan unless the issuance or transfer and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the U.S. Securities Act, all other securities laws and regulations, and the regulations of any exchange or other securities market on which the Company’s securities may then be traded.
SECTION 9. NO RETENTION RIGHTS.
     Nothing in the Plan or in any right or Performance Share granted under the Plan shall confer upon the Grantee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Grantee) or of the Grantee, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.
SECTION 10. DURATION AND AMENDMENTS.
     (a) Term of the Plan.
     The Plan, as set forth herein, shall become effective on the date of its approval by the Company’s shareholders. The Plan shall terminate automatically 7 years after the date of the later of the Plan’s adoption by the Board of Directors or approval by the Company’s shareholders of an increase in the Plan Limit, and may be terminated on any earlier date pursuant to Section 10(b) hereof.
     (b) Right to Amend or Terminate the Plan.
     The Board of Directors may amend, suspend or terminate the Plan at any time and for any reason. Shareholder approval shall not be required for any amendment of the Plan, unless required under applicable securities laws and the regulations of any exchange or other securities market on which the Company’s Shares may then be traded.
     (c) Effect of Amendment or Termination.
     No Performance Share shall be granted and no Shares shall be issued or transferred under the Plan after the termination thereof, except in connection with Performance Shares granted prior to such termination. The termination of the Plan, or any amendment thereof, shall not affect any Performance Shares previously granted under the Plan.
SECTION 11. CONTRACTS (RIGHTS OF THIRD PARTIES) ACT.
     Except as expressly provided in this Plan, no person other than the Company or a Grantee shall have any rights to enforce any provision of this Plan under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.
SECTION 12. DEFINITIONS.
     (a) “Affiliated Company” shall mean any corporation (other than the Company, a Parent or Subsidiary) in an unbroken chain of corporations beginning with a Parent, if each of the corporations other than the last corporation in the unbroken chain owns shares possessing more than 50% of the total combined voting power of all classes of shares in one of the other corporations in such chain.
     (b) “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time or, if a Committee has been appointed, such Committee.
     (c) “Change of Control” of the Company shall mean any of the following events:

     (i) the acquisition by any “person” as defined in Section 3(a)(9) of the U.S. Exchange Act and as used in Sections 13(d) or 13(e) thereof, including a “group” as defined in Section 13(d) of the U.S. Exchange Act, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the U.S. Exchange Act) of 30% or more of the combined voting power of the Company’s then outstanding securities in a single or series of transactions, but shall not include (i) any such acquisition by any employee benefit plan of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan and (ii) any person who beneficially owns 30% or more of the combined voting power of the Company’s then outstanding securities as of the date that this Plan became effective;
     (ii) the consummation after approval by the shareholders of the Company of a reorganization, merger or consolidation of the Company with or into another entity or any other corporate transaction, if persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization own directly or indirectly immediately after such reorganization, merger, consolidation or other corporate transaction more than 50% of the combined voting power of the Company’s then outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or other corporate transaction, of the voting securities of the Company;
     (iii) during any period of two consecutive years (not including any period prior to the date that this Plan became effective), individuals who at the beginning of such period constituted the Board of Directors and any new directors, whose election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least three-fourths of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or
     (iv) the sale, transfer or other disposition of all or substantially all of the Company’s assets.
     A transaction shall not constitute a Change in Control if its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
     (d) “Committee” shall mean a committee appointed by the Board of Directors, as described in Section 2.
     (e) “Company” shall mean STATS ChipPAC Ltd., a Singapore public company limited by shares.
     (f) “Consultant” shall mean a person who performs bona fide services for the Company, a Parent or a Subsidiary or an Affiliated Company as a consultant or advisor, excluding Employees and Directors.
     (g) “Director” shall mean a member of the Board of Directors.
     (h) “Disability” shall mean, the inability of the Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment.
     (i) “Employee” shall mean any individual who is an employee of the Company, a Parent or a Subsidiary or an Affiliated Company.
     (j) “Fair Market Value” shall mean the fair market value of a Share, determined as follows:
          (i) if the Shares are listed on any established stock exchange or national market system, the Fair Market Value shall be the mean of the high and low sales prices for a Share (or the mean of the high and low bids, if no sales were reported) as quoted on such exchange or system on the date of the grant, as reported on The Straits Times or such other source as the Board of Directors deems reliable; or
          (ii) in the absence of an established stock exchange market or quotation system for the Shares, the Fair Market Value shall be determined by the Board of Directors in good faith. Such determination shall be conclusive and binding on all persons.
     (k) “Grantee” shall mean an individual who holds a Performance Share.
     (l) “Non-Employee Director” shall mean a Director who either (i) is not a current Employee or Officer or an officer of the Company’s Parent or a Subsidiary, does not receive compensation (directly or indirectly) from the Company or its Parent or a Subsidiary for services rendered as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of the Regulation S-K promulgated pursuant to the U.S. Securities Act (“Regulation S-K” )), does not possess an interest in any other transaction as to which the disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
     (m) “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns shares possessing more than 50% of the total combined voting power of all classes of shares in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.
     (n) “Performance Share” shall mean an award granted under this Plan which shall be subject to performance criteria as determined by the Board or the Committee and set forth in the applicable Performance Share Agreement.
     (o) “Performance Share Agreement” shall mean the agreement between the Company and an Grantee that contains the terms, conditions and restrictions pertaining to the Grantee’s Performance Share award.
     (p) “Plan” shall mean this STATS ChipPAC Ltd. Performance Share Plan, as amended from time to time.
     (q) “Plan Limit” shall mean the total number of Shares that may be issued or transferred under this Plan pursuant to Section 4(a) hereof.
     (r) “Rule 16b-3” shall mean Rule 16b-3 promulgated under the U.S. Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
     (s) “Service” shall mean service as an Employee, Director, or Consultant.
     (t) “Share” shall mean one ordinary share in the capital of the Company, as adjusted in accordance with Section 7 hereof (if applicable).
     (u) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns shares possessing more than 50% of the total combined voting power of all classes of shares in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.
     (v) “U.S. Exchange Act” shall mean the Securities Exchange Act of 1934 of the United States of America, as amended, and the rules and regulations promulgated thereunder.
     (w) “U.S. Securities Act” shall mean the Securities Act of 1933 of the United States of America, as amended, and the rules and regulations promulgated thereunder.
     (x) “U.S. Tax Code” shall mean the Internal Revenue Code of 1986 of the United States of America, as amended, and the rulings and regulations (including proposed regulations) promulgated thereunder.
SECTION 13. EXECUTION.
     To record the adoption of the Plan by the Company’s shareholders, the Company has caused its authorized officer to execute the same.

STATS ChipPAC LTD.

By:	/s/ Tan Lay Koon

Title:	President & CEO